Exhibit 20.1


                    [AMERICAN SOIL TECHNOLOGIES, INC. LOGO]

              CORPORATE OFFICE 12224 MONTAGUE ST., PACOIMA CA 91331
                       Phone 818-899-4686 Fax 818-899-4670


                                   NEWSLETTER

OCTOBER 28, 2004

Dear Shareholder,

This is the first newsletter that American Soil Technologies Inc. will use to better inform you about the progress being made by our Company. We intend to send this to our shareholders on a consistent basis. This is our report on the following categories and is not a solicitation to purchase stock nor is it to be considered as such.

     SALES, ADVERTISING AND MARKETING, TRADE SHOWS, DEALERS, M-216 POLYMER INJECTOR, NEW PRODUCT DEVELOPMENT, GOVERNMENT ACTIVITIES AND CONSUMER PRODUCTS

The following information may contain certain forward-looking statements of management of the Company. Forward-looking statements are statements that estimate the happening of future events and are not based on historical fact. Forward-looking statements may be identified by the use of forward-looking terminology, such as "may," "could," "expect," "estimate," "anticipate," "plan," "predict," "probable," "possible," "should," "continue," or similar terms, variations of those terms or the negative of those terms. The forward-looking statements specified in the following information have been compiled by our management on the basis of assumptions made by management and considered by management to be reasonable. Our future operating results as may be stated, however, are impossible to predict and no representation, guaranty, or warranty is to be inferred from those forward-looking statements.

                                      SALES

Following are our year-end gross sales of our Agricultural and Turf products since 2000.

     Year end 6/30/00                         $166,878
     Year end 6/30/01                         $ 80,214
     Year end 6/30/02                         $203,450
     Year end 6/30/03                         $479,338
     Six months through 12/31/03              $101,924*
     Six months through 6/30/04               $383,533

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*    American Soil Technologies changed its fiscal year during 2003 to December
     31. We are now at the end of our third financial quarter for 2004. You may review the Q3 financials in our September 30, 2004 quarterly report, which must be filed by November 15, 2004 at www.sec.gov and click on Search for Company Filings.

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                            ADVERTISING AND MARKETING

Osborn & Barr is a well respective and effective advertising and communication agency representing some of the largest companies in the agriculture industry. The Company has worked with Osborn & Barr to make strong presentations at tradeshows. Osborn & Barr has been quite valuable in arranging for radio, television and print media interviews of Company representatives. The articles and paid advertising that were published the first and second quarters of 2004 created some worthwhile interest. The Farm Progress Show in Iowa orchestrated by Osborn & Barr in August 2004 launched our products into the mid America markets and were well received.

TRADE SHOWS

American Soil Technologies exhibited at the Farm Progress Show in Iowa. Over 500,000 people attended the show and the Company had a unique opportunity to bring its cutting edge products to the attention of many eager potential customers. The response by farmers and vendors who attended the Farm Progress Show to the Company's polymer products was very enthusiastic. The print, radio and television media interviewed our Company's representatives many times per day. The television and radio interviews have been (and will continue to be) re-broadcasted nationally by different media outlets who serve the agricultural community. The reaction from this trade show emphasized the great value of our marketing efforts. Increased consumer awareness of our products is a critical part of the Company's marketing plan, and the Company intends to maintain a regular presence at trade shows that target the agriculture, horticulture and turf (golf courses, parks and athletic fields) industries.

American Soil Technologies also exhibited at the Sunbelt Agricultural Show with help from our new regional dealer, Tri State Ag Conservation Service. The show was held from October 19 through 21, 2004 in Moultrie, Georgia. Our dealer's sales staff and representatives of American Soil Technologies met with many prospective customers during the show. The reaction of potential customers was just as enthusiastic as the response at the Farm Progress Show and the number of likely sales was highly encouraging.

We will next exhibit at the Montana Wheat Growers Association Meeting in Montana in December 2004 with our dealer in Montana as well as the National Wheat show in Reno, Nevada in January 2005.

The World Ag Expo in Tulare, California will be our first scheduled show for 2005. It is held from February 8 through 10, 2005, and is the largest show of its kind.

The Golf Industry Show, being held from February 10 through 12, 2005 in Orlando, Florida, will be the forum for our Company to be able to commence the promotion of the M-216 machine. We intend to leave one M-216 machine in Florida with our dealer as we believe that demand for the M-216 and applicable the polymer product (Nutrimoist(R) L) will be intense in that state.

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DEALERS

The following is a list of our dealers and their geographical regions.

GIGOT AGRA is our dealer covering Kansas, Nebraska, Oklahoma, and Colorado.

QUANTUS is our Korean dealer that is selling product into Korea even though operating from the U.S. They are also calling on Korean owned golf courses in the U.S.

DAN DEBUFF, is our dealer who started in February 2004. He is an expert on wheat. He is very excited about American Soil Technologies' polymers. He successfully used them in the past on his own farm. He has advertised and placed polymers in about 40 farms and the same number of pastures for test purposes with positive results. His territory is Montana.

A PLUS SERVICES This dealer is located in Nevada which is also its territory.

TRI STATE AG CONSERVATION SERVICE This new dealer handles Florida, Alabama and Georgia and is based in the Florida panhandle.

DICK HANSEN DISTRIBUTING is located in Pasco Washington and purchases cross-linked polymer. This dealer has a specific and unique contract to supply our product that may continue for a number of years.

HRE OF BENTON CITY is located in Benton City Washington. It purchases linear polymer for a unique product used with Center Pivots in irrigation.

JOHN BABINET is located in Iowa and has been very helpful in training other growers and doing radio, TV and other forms of advertising for us.

We sell to many large dealers in the western United States that are not under contract as are the preceding dealers. We identify them as Purchase Order Dealers. They are Helena Chemical, Marvin John, Wilbur Ellis Arizona, Fertizona Fennemore, the Dune Company and I.A.P. an organization of Independent Agribusiness Professionals.

M-216 POLYMER INJECTOR. We have been demonstrating our machine and our liquid polymer product, Nutrimoist L, since January 2004. We have ordered parts to commence the building of an additional ten machines. Delivery of the first few machines will be in approximately three months. All three patents have been allowed and other patents are expected to follow.

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            NEW PRODUCT DEVELOPMENT. WE ARE CONTINUING TO DEVELOP NEW
             PRODUCTS TO BETTER SERVE OUR MARKETS. THESE PRODUCTS AS THEY BECOME VIABLE, IF AT ALL, WILL BE PUBLICLY DISCLOSED.

GOVERNMENT ACTIVITIES The Company has been requested and has filed for a demonstration grant to demonstrate that some of our products will assist in lessening the leaching of nitrates into the ground water. We are also continuing in our attempt to get our cross-linked polymer on the approved subsidy list with the appropriate government entities.

CONSUMER PRODUCT We have prepared brochures and labels for our Nutrimoist Crystal product. It will be sold in 1.5 and 3 pound plastic bottles. The market research has been completed and we have entered into a Sales and Marketing Agreement with Spectrum Advisors. This new agreement with Spectrum represents the continuous expansion of our Company and with the assistance of Spectrum's drive and experience we anticipate that our Company will develop new business in the lucrative horticulture industry.

I will keep you advised of the progress of our Company,

Sincerely,


Carl P. Ranno
President/CEO

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